Beckstead and Watts, LLP

Certified Public Accountants

2425 W Horizon Ridge Parkway

Henderson, NV 89052

702.257.1984 tel

702.362.0540 fax

January 26, 2007

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, D.C. 20549

Re: Ecotality, Inc. (formerly Alchemy Enterprises, Ltd.)

Dear Sir or Madam:

We have read Ecotality, Inc.’s (formerly Alchemy Enterprises, Ltd.) statements included under Item 4.01 of its Form 8-K to be filed on January 25, 2007, and we agree with the statements concerning our firm except that we can neither confirm nor deny that the Audit Committee approved the change, or that Weaver & Martin, CPA’s were not consulted prior to the change.

Very truly yours,

/s/ Beckstead and Watts, LLP

Beckstead and Watts, LLP